Exhibit 99.1

Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
713-570-3000

FOR IMMEDIATE RELEASE

CROWN CASTLE INTERNATIONAL ANNOUNCES

PROPOSED NEW CREDIT FACILITY

May 11, 2006 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) announced today that its subsidiary, Crown Castle Operating Company (“CCOC”), is seeking to refinance its existing credit facility. CCOC is proposing to refinance its existing $325 million revolving credit facility with a new $1.25 billion senior credit facility (the “New CCOC Facility”). The New CCOC Facility would consist of a $1.0 billion Senior Secured Term Loan Facility (the “Term Loan”) maturing eight years after the facility’s closing date and a $250 million Senior Secured Revolving Credit Facility (the “Revolver”) maturing 364 days after the facility’s closing date. CCOC expects the Term Loan to be fully drawn at closing and the Revolver to remain undrawn at closing.

CCOC is in the process of seeking commitments from a group of lenders for the New CCOC Facility. The New CCOC Facility would be subject to satisfactory lender commitments, negotiation, execution and delivery of definitive loan documentation and various other conditions.

The proceeds of the loans under the New CCOC Facility would be used in part to repay CCOC’s existing revolving credit facility, under which $295 million is currently outstanding, and to fund its acquisition of all the outstanding equity interests of Mountain Union Telecom, LLC, a privately-held Delaware limited liability company, for approximately $309 million. The balance of the proceeds would be available for general corporate purposes, including purchases of shares of common stock of Crown Castle. CCOC is seeking to have the New CCOC Facility in place before the end of the second quarter of 2006.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 76 of the top 100 U.S. markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 11,000 and over

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1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s current expectations. Such statements include, but are not limited to plans, projections and estimates regarding the (i) terms of the proposed credit facilities, including amounts and maturities, (ii) use of proceeds from the proposed credit facilities and (iii) timing and completion of the proposed credit facilities. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.